Exhibit 15


                     ACKNOWLEDGEMENT OF INDEPENDENT AUDITORS


The Board of Directors
PrivateBancorp, Inc.


We are aware of the incorporation by reference in the following Registration Statements of our report dated August 14, 2002 relating to our review of the unaudited consolidated interim financial statements of PrivateBancorp, Inc. as of and for the three and six month periods ended June 30, 2002 that is included in its Form 10-Q for the quarter ended June 30, 2002:

         o Registration Statement (Form S-8 No. 333-43830) pertaining to the PrivateBancorp, Inc. Amended and Restated Stock Incentive Plan and the PrivateBancorp, Inc. Savings and Retirement Plan (formerly known as The PrivateBank and Trust Company Savings and Retirement Plan)

         o Registration Statement (Form S-8 No. 333-88289) pertaining to the PrivateBancorp, Inc. Amended and Restated Stock Incentive Plan


                                                     /s/ Ernst & Young LLP

Chicago, Illinois
August 14, 2002